EXHIBIT 99

President and Chief Executive Officer’s Message
April 29, 2015
Dear Fellow Shareholders,
2014 was a year of significant progress for our Company on multiple fronts. We began the year with two clear priorities. Our first priority was to build on the strong EBITDA growth momentum we established going into 2014 by delivering more EBITDA through targeted initiatives to improve and strengthen our core. Our second, and equally important, priority was to continue to extend our core by building a strong foundation to accelerate future growth and expand our global footprint.

We launched our Belmond brand in 2014 and it has quickly gained meaningful traction in the luxury travel space. We strengthened our balance sheet and enhanced liquidity via our new corporate debt facility and proceeds from asset sales, while at the same time continuing to reinvest in our core portfolio. And we expanded our portfolio by entering into two third-party management agreements and announced an exciting new business extension – the Belmond Grand Hibernian train in Ireland.

FINANCIAL ACHIEVEMENTS

This past year undoubtedly presented macro events and challenges that hindered our short-term earnings growth, most notably the economic situation in Russia, the depreciation of most major currencies against the U.S. dollar and the impact on 2014 results of our planned closure of Belmond Miraflores Park in Lima, Peru for renovation. Despite these challenges, we accomplished several important strategic initiatives, performed strongly in several key markets and worked hard to limit the disruption in other markets, generating 2014 adjusted earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (“EBITDA”) of $117.7 million, just 2% behind a strong 2013. However, if we removed the impact of planned events, including the sale of Inn at Perry Cabin by Belmond in Maryland, the renovation of Belmond Miraflores Park and the launch of our new brand, as well as macro factors outside of our control (currency depreciation and disruption in Russia), our underlying portfolio delivered strong adjusted EBITDA growth of 17% in 2014.

We were pleased with the progress we made in certain regions of our global portfolio. In Italy, we achieved solid growth driven largely by Belmond Villa Sant’Andrea in Sicily, which increased local currency RevPAR by 13% due largely to six stunning new poolside suites we introduced in May, and Belmond Hotel Splendido in Portofino, where local currency RevPAR increased 8%. Our Italian hotel portfolio performed well overall, with four of the six properties reaching new adjusted EBITDA peaks in 2014.

The 2014 FIFA World Cup, which took place in Brazil in June and July, was another success for the Company and a driver of growth for Belmond Copacabana Palace in Rio de Janeiro. In 2012, in advance of the 2014 World Cup and the 2016 Summer Olympics, we renovated Belmond Copacabana Palace’s main building, including 145 rooms and suites as well as public areas. This renovation positioned the hotel well to benefit from the 2014 World Cup, and we expect that the 2016 Olympics will offer a similar opportunity for outperformance.

In addition to earnings growth, we further strengthened our balance sheet and enhanced our corporate liquidity in March by refinancing our property-level mortgages with our first corporate debt facility, which we secured at an attractive rate and terms. We ended the year with net debt to adjusted EBITDA of 4.1 times, $100 million of undrawn capacity on our corporate revolver and $135 million of available cash, positioning the Company favorably for growth in 2015 and beyond.

PROGRESS ON STRATEGIC PRIORITIES – Improving and Strengthening the Core

We made good progress in 2014 on several important initiatives designed to improve and strengthen our core business. We strengthened our senior leadership team with two important appointments. Ingrid Eras-Magdalena joined our executive team as senior vice president of human resources, responsible for our most valuable asset – our 8,000 talented employees around the world. In early 2015, James Simmonds joined the Company as senior vice president, global development and will be a key resource in accelerating our long-term growth from third-party management agreements.

Our capital allocation priorities in 2014 were to strengthen our balance sheet, enhance our liquidity and reinvest in our core properties to deliver near-term growth. We improved our balance sheet and enhanced our liquidity with our corporate debt facility, which included a $105 million revolver. Continuing our strategy of disciplined capital recycling, we sold Inn at Perry Cabin in March for a multiple of nearly 20 times EBITDA. At the same time, we entered into a management agreement for the property, marking the first time we retained management upon selling an asset.

We were also focused on disciplined investments in our portfolio, allocating approximately $50 million to project capital expenditures that have driven incremental EBITDA and protected existing EBITDA at our core properties. Our reinvestment focus included a complete renovation of Belmond Miraflores Park and the second phase of our three-year rooms renovation at Belmond Charleston Place in South Carolina. We also invested in our important Italian hotel portfolio, including two high-impact projects – the six new luxury suites at Belmond Villa Sant’Andrea in Sicily and the introduction of a new restaurant concept, Oro, at Belmond Hotel Cipriani in Venice. And we continued to execute on a multi-year investment strategy at Belmond Mount Nelson Hotel in Cape Town, South Africa, where we renovated 26 suites and cottages during 2014.

Finally, we continued to focus on corporate governance, including setting a mandatory retirement age of 75 for our directors in late 2013. At last year’s annual general meeting, Georg Rafael, a long-serving director, retired from the board of directors and, at the same time, Roeland Vos was elected to the board. Roeland both complements and strengthens our board, bringing a wealth of experience, not only in luxury hotel operations, but also in hotel development and third-party management. In 2015, Prudence Leith, another long-serving director, will retire from the board of directors and a new director will be nominated to join our board. Following this year’s annual general meeting, seven of our eight directors will have joined the board since 2009, providing the Company with strong strategic insights and direction.

In addition to board renewal, another component of corporate governance is ensuring management and board interests are closely aligned with those of shareholders. Based on an outside compensation review, the board enhanced its share ownership requirements for executive management, requiring management to accumulate and hold certain multiples of their annual base salaries within five years.

PROGRESS ON STRATEGIC PRIORITIES – Extending our Core

In March 2014, we launched our new brand Belmond. The launch was a clear success, and our Belmond brand now allows us to market and sell our portfolio of luxury travel experiences more effectively and provides us with incremental opportunities to unlock value from our loyal customers. We followed the successful rollout of the Belmond brand by changing our corporate name to Belmond Ltd. and the ticker symbol of our class A common shares to BEL. To commemorate this event, we had the honor of ringing the closing bell at the New York Stock Exchange, an event that was attended by many of our long-term shareholders.

We continue to be encouraged by industry and consumer responses to our Belmond brand. In a first for the Company, Belmond was named one of the World’s Top Ten Hotel Brands in the prestigious Travel + Leisure World’s Best Awards. Announced in July 2014, these awards recognize the very best in luxury travel.

We made significant progress on extending our core with the announcement of our first third-party management agreements and a new luxury overnight train experience in Ireland. We made meaningful advances on establishing and building our third-party management platform with the execution of our first two agreements, Inn at Perry Cabin and Belmond Cadogan Hotel in the gateway city of London, an important achievement and a good foundation for securing additional agreements. We were attracted to The Cadogan Hotel because of the hotel’s prime location and its strong owner, The Cadogan Estate, which shares our vision for the property.

In late 2014, we announced an exciting expansion opportunity for our Company – a new luxury train experience in Ireland, which will leverage our existing trains infrastructure and is expected to deliver attractive returns. Building on the success of our Belmond Royal Scotsman and legendary Venice Simplon-Orient-Express, Belmond Grand Hibernian will be our seventh luxury train. Belmond Grand Hibernian is scheduled to launch in the summer of 2016.

LOOKING AHEAD

In looking forward to 2015, we will build on the strategic foundation we laid in 2014. The progress and achievements we have made inform who we are today and influence our strategic priorities for the current year. We remain keenly focused on a select number of strategic priorities that continue to drive more from our existing properties while accelerating our external growth. These priorities are: EBITDA growth from our portfolio of world-class properties; disciplined capital allocation; select asset sales and capital recycling; and accelerating our external growth via new third-party management agreements.

We will be diligently focused on these strategic priorities and look forward to updating you during 2015 on our progress. As always, we appreciate your support of our Company and believe that the opportunity ahead of us is great.

John M. Scott III
President and Chief Executive Officer

Belmond Ltd. and Subsidiaries Reconciliation and adjustments (Unaudited)

$ millions	Year ended December 31,
	2014	2013

Analysis of earnings

Owned hotels:
Europe	62.8	63.8
North America	24.0	23.2
Rest of world	36.5	36.0
Total owned hotels	123.3	123.0
Part-owned / managed hotels	5.2	2.3
Total hotels	128.5	125.3

Owned trains & cruises	7.3	8.4
Part-owned / managed trains	16.2	14.4
Total trains & cruises	23.5	22.8

Central overheads	(27.1)	(29.6)
Share-based compensation	(7.9)	(10.4)
Central marketing costs	(4.7)	(1.1)
EBITDA before gain on disposal and impairment	112.3	107.0
Gain on disposal of property, plant and equipment	4.1	—
Impairment	(1.2)	(36.4)
EBITDA	115.2	70.6

Adjusted EBITDA

EBITDA	115.2	70.6
Adjusted items:
Pre-opening expenses [1]	—	3.0
Management restructuring [2]	0.3	4.6
Impairments and asset write-downs [3]	4.8	37.3
Acquisition proposal costs [4]	—	(0.1)
Brand development costs [5]	0.1	1.9
Post-retirement benefit and share-based compensation [6]	—	2.3
Write-off of deferred financing costs in joint venture [7]	0.4	—
Tax and legal settlements [8]	1.4	0.1
Gains on sale of hotel business and hotel assets [9]	(4.5)	—
Adjusted EBITDA	117.7	119.7

Comparable adjusted EBITDA

Adjusted EBITDA	117.7	119.7
Excluding:
Adjusted EBITDA from Inn at Perry Cabin by Belmond, Belmond Miraflores Park and Belmond Grand Hotel Europe; Belmond brand launch costs; and impact of currency movements	1.0	(18.1)
Comparable adjusted EBITDA	118.7	101.6

Year-over-year growth in comparable adjusted EBITDA	17%

Reconciliation to net loss

EBITDA	115.2	70.6

Depreciation & amortization	(52.0)	(48.7)
(Loss) / gain on extinguishment of debt	(14.5)	3.5
Other income	1.3	—
Interest	(35.5)	(33.2)
Foreign exchange	2.3	0.9
Earnings / (losses) before tax	16.8	(6.9)
Tax	(14.8)	(19.3)
Net earnings / (losses) from continuing operations	2.0	(26.2)
Discontinued operations	(3.8)	(5.3)
Net losses	(1.8)	(31.5)

Footnotes:
[1] Pre-opening expenses at El Encanto and the Orcaella river-cruise ship
[2] Restructuring and redundancy costs
[3] Includes non-cash impairments related to long-lived assets, and write-down of fixed assets, operating equipment and abandoned projects
[4] Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
[5] Costs associated with development of new brand and the write-off of existing brand materials
[6] Charge due to change in basis of calculation of post-retirement benefit at one owned property and accelerated amortization of share-based compensation liability for employees who have reached retirement age

[7] Write-off of unamortized deferred financing costs at the Peruvian hotels joint venture
[8] Provision for tax and legal settlements
[9] Gain on disposal of property, plant and equipment at Inn at Perry Cabin and gain on sale of building and cars

Net debt to adjusted EBITDA ratio

$ millions - except ratios	Twelve months ended and as at December 31,
	2014	2013
Cash
Cash and cash equivalents	135.1	123.2
Restricted cash (including $0.8 million / $7.6 million classified within long-term other assets on the balance sheet)	2.7	13.6
Total cash	137.8	136.8

Total debt
Working capital loans	—	0.1
Current portion of long-term debt and capital leases	5.5	72.8
Long-term debt and obligations under capital leases	612.2	566.9
Total debt	617.7	639.8

Net debt	479.9	503.0

Adjusted EBITDA	117.7	119.7

Net debt to adjusted EBITDA	4.1x	4.2x